Execution Document

Exhibit 10.1

AMENDMENT TO SUPPLIER AGREEMENT

between

IBM CREDIT LLC and ADVANCED MICRO DEVICES, INC.

THIS AMENDMENT (“Amendment”) to the Supplier Agreement dated March 26, 2008 between IBM CREDIT LLC (“IBM GF”) and ADVANCED MICRO DEVICES, INC. (“Supplier”) (such agreement, as amended, supplemented, or otherwise modified from time to time, the “Supplier Agreement”) is dated as of August 4, 2009. Capitalized terms used herein and not otherwise defined will take their meanings from the Supplier Agreement.

RECITALS

WHEREAS, IBM GF and Supplier have entered into the Supplier Agreement to enable Supplier to offer payment terms to its Buyers;

WHEREAS, pursuant to the Supplier Agreement, Supplier has agreed to sell and IBM GF has agreed to purchase certain Receivables payable to Supplier by its Buyers;

WHEREAS, Supplier wishes to sell Products to certain of its Buyers, where the face value of the Receivables generated therefrom is in excess of the applicable Credit Availability or Credit Limit for such Buyers;

WHEREAS, Supplier wishes to settle the Receivables generated by sales of Products in excess of applicable Credit Availability via the Program;

WHEREAS, IBM GF and Supplier wish to amend the Supplier Agreement to accommodate the sale of Products in excess of applicable Credit Availability; and

WHEREAS, IBM GF and Supplier wish to amend generally the Supplier Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other valuable consideration, IBM GF and Supplier hereby agree to the following:

A. Section 1.0 of the Supplier Agreement is hereby amended as follows:

(i) The following definitions are deleted in their entirety and replaced with the following:

“Associated Rights” means in relation to any Purchased Receivable or Products any of the following (i) all the Supplier’s rights and remedies by law as an unpaid vendor or under the sale contract; (ii) documentary evidence of the sale contract or its performance or of any disputes arising; (iii) documents of title, warehouse keeper’s receipts, bills of lading, shipping documents, airway bills or similar documents; (iv) the proceeds of all insurance policies; (v) all remittances, instruments, securities, bonds, guarantees, warranties and indemnities (and proceeds thereof) and accounting records or other agreements or arrangements of any kind from time to time supporting or securing the payment of any Receivable; and (vi) all of the Supplier’s interest in all Products represented by such Receivable and in all Products returned by, or reclaimed, repossessed, or recovered from, the Buyer; and (vii) all accounts, instruments, general intangibles, documents, chattel paper, and letter of credit rights related to such Receivable.

“Buyer Agreement” means an agreement executed by and between a Buyer and IBM GF or a Notification of Assignment by Supplier to a Buyer, and any amendments or replacements thereto made from time to time, under which the Buyer promises to make payment in respect of certain Receivables to IBM GF.

“Notification of Assignment” means a letter from Supplier to, and acknowledged by, a Buyer that has not executed an agreement with IBM GF with respect to Purchased Receivables, notifying such Buyer of the sale of Purchased Receivables to IBM GF and containing payment terms and remittance information in form and substance satisfactory to IBM GF.

“Settlement Amount” means the aggregate of the Purchase Prices due for payment on a Supplier Settlement Date (as determined by Section 3.2) less any Credit Notes to be deducted (or plus any Debit Notes to be added) in accordance with the provisions of Schedule B and as shown in the Credit Report.

“Supplier Settlement Date” means the date for payment by IBM GF to the Supplier of a Settlement Amount, depending, in the case of each individual Receivable, on the date when such Receivable is included in a Credit Report as a Purchased Receivable and is the number of days (corresponding to the table in Schedule A) after the Sunday of the applicable Download Week relating to the relevant Receivable (unless such date for payment is not a Business Day, in which case the Supplier Settlement Date shall be the next occurring Business Day).

(ii) The following definitions are amended as follows:

“Supplier Invoice” is amended by appending the phrase “, and including an instruction to the Buyer to remit all payments therefor to IBM GF to the account indicated in the Buyer Agreement”.

(iii) The following definitions are added to Section 1.0:

“Handling Fees” means the amount payable by the Supplier to IBM GF calculated by multiplying the Face Value of each Supplier Invoice (relating to Receivables that do not become Purchased Receivables) by the percentage stated in Schedule A.

“Invoice Over Limit” means a Supplier Invoice that is downloaded and verified pursuant to Schedule B, but at any relevant date not purchased or to be purchased (as the context may require) by IBM GF.

“Over Limit Invoices Report” means the regular weekly report to IBM and Supplier by the Service Provider identifying, among other things, the Invoices Over Limit downloaded during the immediately preceding Download Week.

“Unfunded Collections” means amounts paid by a Buyer and received by IBM GF in respect of an Invoice Over Limit. Unfunded Collections do not constitute Purchased Receivables, Recourse Receivables or Discharged Receivables.

(iv) The penultimate paragraph of Section 1.0 (Definitions) is amended by inserting, after the phrase “general intangibles,”, the phrase “payment intangibles,”.

B. Section 2.0 of the Supplier Agreement is hereby amended as follows:

(i) Section 2.2 of the Supplier Agreement is hereby modified by inserting, after the phrase “with such designated customer” and before the period (.), the phrase “or by processing payments received pursuant to a Notification of Assignment”.

(ii) Section 2.3 is amended by inserting the word “Purchased” before the first occurrence of the word “Receivable” in the first sentence.

(iii) Section 2.4 is deleted in its entirety and replaced with the following:

“2.4 Recharacterization As noted in Section 2.3, the parties hereto intend that IBM GF’s purchase of the Purchased Receivables shall constitute an absolute and “true sale,” conveying good title, free and clear of any liens other than Permitted Encumbrances. In the event, it is determined that the transactions evidenced hereby and by the other Program Documents constitute a loan and not a purchase and sale, (a) the Supplier shall be deemed to have pledged to IBM GF, as security for all the Supplier’s obligations hereunder and under all Program Documents and shall be deemed to have granted to IBM GF as a security interest a first priority perfected security interest in and to all of the Supplier’s right, title, and interest, whether now owned or hereafter acquired, in, to, and under the Purchased Receivables and their Associated Rights to secure the obligations of the Supplier hereunder and (b) IBM GF shall cease purchasing any additional Receivables on and after the Business Day following the date of such determination.”

(iv) Section 2.5 is amended by inserting after the phrase “chattel paper,”, the phrase “payment intangible,”.

C. Section 3.0 of the Supplier Agreement is hereby amended as follows

(i) Section 3.2 is amended by inserting the following at the end of the provision:

“In the event Supplier offers Receivables for sale to IBM GF in respect of an Invoice Over Limit in excess of Credit Availability, such Receivables will be processed in accordance with Schedule B; provided, however, that all risk of non-payment of such Receivables in respect of Invoices Over Limit, and all risk of ownership with respect to such Receivables, shall remain with Supplier. IBM

GF shall bear no liability whatsoever with respect to an Invoice Over Limit or a Receivable relating thereto except as otherwise expressly provided in this Agreement. Any single Receivable that would cause the aggregate amount of Receivables with respect to a Buyer to exceed Credit Availability will be deemed to relate to an Invoice Over Limit. An Invoice Over Limit may, subject to the terms of Schedule A, be included in a Credit Report as a result of there being sufficient Credit Availability for it to be purchased by IBM GF as of the date of the Credit Report. The Supplier Settlement Date therefor will be determined using the next occurring of the number of days listed in the table in Schedule A.”

(ii) Sections 3.4 and 3.5 are deleted in their entirety and replaced with the following:

“3.4 Change of Credit Limit If IBM GF increases or decreases the amount of a Credit Limit it will communicate such change to the Supplier by notice in writing (which may be via facsimile). If the change is a decrease in the Credit Limit amount, the change will take effect on the Business Day immediately following receipt of such notice by Supplier, and IBM GF shall be liable only for the purchase of Receivables issued by the Supplier in excess of the revised Credit Limit prior to Supplier’s receipt of notice from IBM GF, provided such Receivables would have been within the Credit Availability for the Buyer immediately prior to Supplier’s receipt of such notice. Any shipment made by the Supplier to the Buyer on or after the Business Day following Supplier’s receipt of such notice in excess of the revised Credit Limit shall be at the risk of the Supplier. IBM GF shall not be obligated to purchase the relevant Receivable and such Receivable shall be deemed an Invoice Over Limit.”

“3.5 Credit Limit Withdrawal/Suspension Notice IBM GF shall provide the Supplier as soon as practicable with written notice (which may be via facsimile or to the address specified in Schedule B) if IBM GF at any time withdraws or suspends its Credit Limit or Credit Availability for any Buyer (so that such Credit Limit and Credit Availability are zero). Any shipment made by the Supplier to the Buyer after receipt of such notice shall be at the risk of the Supplier and IBM GF shall not be obligated to purchase the relevant Receivable.”

(iii) The following provision is added as Section 3.7 (and the old Section 3.7 and subsequent provisions are renumbered accordingly):

“3.7 Collection and Payment for Invoices Over Limit IBM GF shall within one (1) Business Day of receipt remit to Supplier the Unfunded Collections received from Buyer but shall otherwise bear no liability for such Unfunded Collections or Invoices Over Limit. Other than as expressly provided herein, IBM GF shall have no obligation to take any action in respect of the Unfunded Collections or any Invoice Over Limit. In the event of a Buyer’s Insolvency IBM GF shall remit to Supplier the Unfunded Collections received (to the extent permitted by applicable law) and thereupon terminate IBM GF’s receipt thereof. Nothing herein in any way obligates or otherwise requires IBM GF to take any action with respect to any Invoice Over Limit or any Receivable or Unfunded Collections with respect thereto in any Insolvency proceeding in which a Buyer is the subject of an order for relief. Supplier acknowledges and agrees that, other than as expressly set forth in this Agreement, IBM GF owes no responsibilities or duties to Supplier in the event of a Buyer Insolvency. If IBM GF determines at any time that any amount received by IBM GF in respect of an Invoice Over Limit must be returned to the Buyer or paid to any other person or entity pursuant to any applicable Insolvency law, then notwithstanding any other provision of this Agreement, IBM GF shall not be required to remit any portion thereof to Supplier, and Supplier will promptly after demand by IBM GF repay any such amount(s) that IBM GF shall have remitted to Supplier together with interest thereon at such rate, if any, as IBM GF shall pay to the Buyer or such other person or entity with respect thereto. In the event of Supplier’s Insolvency, IBM GF may instruct Buyers to remit payments in respect of Invoices Over Limit to the Supplier and thereupon terminate IBM GF’s receipt thereof. Supplier shall pay, indemnify and hold IBM GF harmless from any and all liabilities, losses or damages resulting from IBM GF’s receipt or collection of Unfunded Collections.”

(iv) Old Section 3.8 (to be renumbered as Section 3.9) is deleted in its entirety and replaced by the following:

“3.9 Program Fees and Handling Fees IBM GF shall send an invoice to the Supplier for Program Fees (by the 8th day of each month) in respect of all Supplier Invoices purchased by IBM GF and included in Funding Reports received by IBM GF in the preceding month (but excluding any Invoices Over Limit). Program Fees shall be calculated as a one time charge for each Supplier Invoice (other than Invoices Over Limit) on the terms of Schedule A. IBM GF shall send a separate invoice to the Supplier for Handling Fees (by the 8th day of each month) in respect of all Invoices Over Limit (if any) that, in the preceding month, have passed the last possible Supplier Settlement Date applicable to each such Invoice Over Limit. IBM GF’s invoices for Program Fees and Handling Fees shall be payable within fifteen (15) days after receipt by the Supplier.

For the purpose of clarity, a revised Schedule A is attached hereto as Attachment 1.

D. Section 4.0 of the Supplier Agreement is hereby amended as follows:

(i) Section 4.2(c) is deleted in its entirety and replaced with the following:

“Immediately preceding the sale of the Receivables, Supplier was the owner of all the Receivables, Associated Rights or Products free and clear of (a) to Supplier’s knowledge any adverse claim or (b) any Lien; and all filing fees and taxes then due and payable, if any, have been paid in full.”

(ii) Section 4.2(d) is deleted in its entirety and replaced by the following:

“the Products covered by any Supplier Invoice have been the subject of a bona fide order by the Buyer placed with and accepted by the Supplier;”

(iii) Section 4.2(g) is amended by appending the phrase “and there are no other terms between the Supplier and the Buyer, whether oral or written, affecting the payment of the Receivable.”

(iv) Section 4.2(l) is amended by appending to subclause (iii) in the first sentence the phrase “(except for the filing of UCC financing statements as required by this Agreement)”.

(v) Section 4.4 is deleted in its entirety and replaced with the following:

“4.4 Transaction Taxes The Supplier shall pay, indemnify and hold IBM GF harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay caused by Supplier in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of, any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under in respect of this Agreement and any such other documents.”

(vi) Section 4.5 is deleted in its entirety and replaced with the following:

“4.5 Power of Attorney To secure the payment of all Purchased Receivables the Supplier irrevocably appoints IBM GF and its officers, directors, employees and agents at any time jointly and severally to act as the attorneys-in-fact of the Supplier in their sole judgment in order to do all or any of the following (a) grant, perfect or assure the first priority of IBM GF’s title to and security interest in any Purchased Receivable, Associated Rights or Returned Goods, and (b) obtain payment of and give valid discharge for any Purchased Receivable. For such purposes the attorneys may (i) record and file, or cause to be filed, financing statements or other similar filings (and continuation statements with respect to such financing statements or other similar filings when applicable) with respect to any Purchased Receivables, Associated Rights or Returned Goods and (ii) sign all documents, endorse or negotiate all cheques and other remittances, conduct, defend or compromise any legal proceedings and take all other steps which the attorney considers necessary; provided however, that the Supplier does not grant to IBM GF the right to make any compromise, settlement or release of any Non-Credit Dispute or regarding ownership or license of any intellectual property rights related to any Products. These powers shall continue both during and after the ending of this Agreement and during any disability on the Supplier’s part until all sums due to IBM GF have been paid. The Supplier shall ratify whatever commercially reasonable actions are taken by IBM GF that are consistent with this provision and applicable law. The Supplier irrevocably appoints any assignee of IBM GF or any person to whom this Agreement may be novated to perform any of the acts set out above. IBM GF may also appoint and remove substitute attorneys for any of the above matters.”

E. Section 6.0 of the Supplier Agreement is hereby amended as follows:

(i) Section 6.2 is deleted in its entirety and replaced with the following:

“The Supplier shall advise IBM GF immediately of any monies received by the Supplier by way of payment or partial payment of any Purchased Receivable. The Supplier shall (a) transfer to IBM GF within one (1) Business Day all such monies and (b) segregate such monies from its own funds and hold such funds in trust for IBM GF until so transferred to IBM GF.”

(ii) Section 6.4 is amended by inserting, after the phrase “shall be applied to”, the phrase “set off and”.

F. Section 8.1 of the Supplier Agreement is hereby amended by inserting at the end of the second sentence, after the phrase “Supplier Settlement Date”, the phrase “, in each case, subject to IBM GF’s right to set off in accordance with Section 6.4 and Section 10.2”.

G. Schedule B of the Supplier Agreement is hereby amended as follows:

(i) Section B – Process Operation is deleted in its entirety and replaced with the following:

“B. Process Operation for Purchased Receivables and Invoices Over Limit

The following processes shall on the terms of the Agreement (unless otherwise stated) be used to operate the Agreement. Days indicated below may change due to holidays.

1.	Download Week (Thursday – Wednesday; Day -3 to +3): The Service Provider shall collect all Supplier Invoices and Debit Notes provided by the Supplier via EDI in the course of one week.

2.	Verification Batch Release (Thursday; Day 4): The Service Provider shall provide each Buyer via the Program Portal with a report of all Supplier Invoices collected during the Download Week with the request to verify validity of such Supplier Invoices and Debit Notes presented.

3.	Verification Deadline (Monday; Day 8): Buyers shall verify the validity and amounts due to the Supplier via the Program Portal.

4.	Credit and Funding Report Release (Wednesday; Day 10): The Service Provider shall provide IBM GF and the Supplier with the Funding Report and the Credit Report respectively. Each such report shall be in the form then used by the Service Provider and approved by the Parties and will state the Settlement Amount for the relevant Download Week. The Settlement Amount shall include only amounts relating to Purchased Receivables and shall not include amounts due from Buyers relating to Invoices Over Limit. The Funding Report will indicate the amounts collected from Buyers (“Unfunded Collections”) during the preceding week relating to Invoices Over Limit.

5.	Settlement Date (varies): Only Credit Notes for which IBM GF has given the Buyer value by way of reduction of the amount IBM GF will debit the Buyer on a Payment Date will be deducted from a Settlement Amount (the amount by which the aggregate amount of such Credit Notes exceeds a Settlement Amount shall be deducted from the immediately succeeding Settlement Amount).

6.	Debit Report (prior to Payment Date): The Service Provider shall provide each Buyer via the Program Portal with the Debit Report including all invoices of the respective Download Week as well as any available Credit Note [provided the Debit Report amount will not be negative].

7.	Payment Date: (Wednesday / Thursday; Day 45 / 60). IBM GF shall remit to Supplier any Unfunded Collections no later than the date of the next scheduled Supplier Settlement Date, regardless of whether a Settlement Amount is due on such date.

8.	On Hold: If a Buyer payment in respect of a Purchased Receivable is overdue for more than 10 days IBM GF may in its sole discretion put the Buyer on credit hold and stop the funding of any Supplier Invoice or Debit Note downloaded to the Service Provider after the on credit hold notification to the Supplier.”

For the purpose of clarity, a revised Schedule B is attached hereto as Attachment 2.

(ii) Section E – Form of Notice of Assignment is deleted in its entirety and replaced with the following:

“E.	Form of Notice Regarding Payment

The Supplier shall include the following (or substantially similar) wording in Supplier Invoices/Billing Documents –

‘Please pay the monies due on this invoice to IBM [            ]in its capacity as assignee and/or servicer of this invoice re AMD [            ]account number XXXXXX sort code XX-XX-XX at XXXXXX Bank of XXXXXX.’

Please ensure that you instruct your bank to initiate the payment in good time for cleared funds to be credited to such account by the Due Date for Receipt of Payment agreed with IBM [            ] to avoid late payment interest being charged to you by IBM [            ]. All bank charges in connection with transmission of funds are for your account’.”

H. If there is an express conflict between the terms of this Amendment and the terms of the Supplier Agreement, or any of the other agreements or documents executed in connection therewith or referred to or incorporated therein, the terms of this Amendment shall govern and control.

I. The validity, interpretation, and enforcement of this Amendment shall be governed by the laws of the State of New York, without reference to conflict of laws principles.

J. Supplier makes to IBM GF the following representations and warranties, all of which are material and are made to induce IBM GF to enter into this Amendment:

(i) All representations and warranties made by Supplier in the Supplier Agreement were true, accurate, and complete in every respect as of the date made, and, as may be amended by this Amendment, all representations made by Supplier in the Supplier Agreement are true, accurate, and complete in all material respects as of the date hereof.

(ii) The execution and delivery of this Amendment and the performance by Supplier of the obligations contained herein do not violate, or cause Supplier to not be in compliance with, Supplier’s organizational documents or the terms of any agreement to which Supplier is a party.

K. All other terms and conditions of the Supplier Agreement remain in full force and effect.

This Amendment may be executed in any number of counterparts (including by means of electronic transmission), each of which will be deemed to be an original, but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, Supplier and IBM GF have executed this Amendment as of the date first written above.

ADVANCED MICRO DEVICES, INC.		IBM CREDIT LLC

By:	/s/ Robert J. Rivet	By:	/s/ Steven A. Flanagan
Name:	Robert J. Rivet	Name:	Steven A. Flanagan
Title:	Chief Financial Officer	Title:	Global Credit Officer